Exhibit 99.1

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NASDAQ: WASH

Contact: David V. Devault
Executive Vice President, Secretary, Treasurer and Chief Financial Officer
Telephone: (401) 348-1319
E-mail: dvdevault@washtrust.com
Date: October 19, 2007
For Immediate Release

Washington Trust Delays Date of Third Quarter Earnings
Conference Call and Webcast

Westerly, Rhode Island…Washington Trust Bancorp, Inc. (NASDAQ:WASH), the publicly-owned holding company of The Washington Trust Company, headquartered in Westerly, R.I., has decided to delay its third quarter earnings release and conference call previously scheduled for Monday, October 22, 2007.

The sole reason for the postponement is that the Corporation is currently reviewing the accounting treatment and financial statement presentation relating to certain investment portfolio transactions conducted in April 2007.  These transactions were conducted in connection with plans related to the early adoption of Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Liabilities – Including an amendment to FASB No. 115”, which the Corporation intended to implement at the time.  The Corporation subsequently elected not to proceed with the early adoption of this accounting pronouncement.  We believe that the resolution of this matter will not have a material impact on net income for the three-month period ended September 30, 2007.

We currently anticipate that the third quarter earnings release will take place no later than Wednesday, October 31, 2007.

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Washington Trust Bancorp, Inc. is the publicly-owned holding company of The Washington Trust Company, a Rhode Island-chartered bank founded in 1800. Washington Trust offers personal banking, business banking and wealth management and trust services, through its offices in Rhode Island, Massachusetts and southeastern Connecticut.  Washington Trust Bancorp, Inc.’s common stock trades on The Nasdaq Global Market® under the symbol WASH.  Investor information is available on the Corporation’s web site: www.washtrust.com.

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